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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SAIC, Inc.

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SAIC, Inc.

10620 Campus Point Drive

San Diego, CA 92101

May 15, 2007

RE: Your Invitation to SAIC’s 2007 Annual Meeting of Stockholders

Dear Stockholder:

I am pleased to invite you to attend the 2007 Annual Meeting of Stockholders of SAIC, Inc. on June 8, 2007, at our Conference Center in McLean, Virginia. It will be our first annual meeting as a publicly traded company.

If you were a stockholder of record as of April 10, 2007, you are being asked to vote on a number of important matters at this meeting. A proxy statement describing these matters was sent to all stockholders last week. You may also view the proxy statement through saic.com under Investor Relations, SEC Filings. I urge you to review your proxy statement to inform yourself on these matters and to vote.

I want to bring one important matter to your attention. Currently, board members are elected for staggered, three-year terms. The Board is recommending your vote for Proposal II, which would change our certificate of incorporation to eliminate the separate board classes and provide for the annual election for all board members. This proposal supports a growing trend in corporate governance intended to increase stockholder influence on director selections. This proposal requires a two-thirds vote of all outstanding shares for adoption. Therefore, I urge you to be sure to vote your shares for this measure.

You may vote your shares by internet, by telephone, by mail and in person. The details on how to vote are described on page 3 of the proxy statement. You will also find details on the time and place of the annual meeting and how to view the live webcast of the meeting at saic.com on the Investor Relations home page http://investors.saic.com/

Your vote helps ensure that we have sufficient shares represented in person or by proxy to establish a quorum for the meeting.

I encourage all stockholders to review the proxy materials and cast their vote on all proposals and nominees presented by the Board. We look forward to receiving your vote and your participation in the Annual Meeting of Stockholders. If you have any questions, please contact SAIC Investor & Employee Owner Relations at 1-800-303-5471. Thank you.

Sincerely,

Kenneth C. Dahlberg

Chairman of the Board and CEO

Subject line: Ken Dahlberg invitation to the annual meeting

We need your help in communicating a special requirement associated with our first annual stockholders meeting as a publicly traded company. An invitation to the annual meeting on June 8 from Chairman and CEO Ken Dahlberg is attached. In the letter, Ken points out that we need a two-thirds vote of all outstanding shares for Proposal II, a corporate good governance provision proposed by the Board. That provision would provide for the annual election of all directors and would replace the staggered three year terms we currently have in place. It is intended, as Ken says in the invitation, to support “a growing trend in corporate governance intended to increase stockholder influence on director selections.”

We ask Senior Corporate Functional leaders and Business Unit General Managers to forward this letter in your organizations with your own email using the text which is attached urging employee owners to inform themselves about the issues and vote their shares. Of necessity, Ken’s email will be received by both employee owners and employees who do not own stock. We have attempted to deal with this in the text. The email text was required to be filed with the SEC. Therefore, you may not make any changes to this text.

Again, please forward Ken’s invitation to all your employees, urging your employee owners to inform themselves and vote their shares. This is important.

Text of email follows:

Chairman and CEO Ken Dahlberg has issued an invitation to all to attend or tune into SAIC’s first annual stockholders meeting as a publicly traded company. We should all take advantage of this opportunity to inform ourselves about the company, but I want to make a special appeal to employee owners: inform yourselves about the issues and vote your shares.

A number of important matters will be voted on, but Ken draws attention to one in particular in his invitation, which is attached. That is Proposal II, a corporate good governance provision proposed by the Board. That provision would provide for the annual election of all directors and would replace the staggered three year terms we currently have in place. It is intended, as Ken says in the invitation, to support “a growing trend in corporate governance intended to increase stockholder influence on director selections.”

This proposal requires a two/thirds vote of all outstanding shares. All employee owners should vote their shares. There are more details in Ken’s invitation and in the proxy statement that was distributed to all stockholders during the week of May 7th. Please read it now and act now.

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